        Exhibit 10.1
BIO-RAD LABORATORIES, INC.
2017 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, Bio-Rad Laboratories, Inc., a Delaware corporation (the “Company”), has granted to Holder the right to receive the number of Performance Stock Units (the “PSUs”) under the 2017 Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.
All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.
The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
1.Grant and Vesting of the PSUs. As set forth in the Grant Notice, the Company hereby grants Holder PSUs, subject to all the terms and conditions in this Agreement, the Country Addenda, the Grant Notice and the Plan. The PSUs shall vest as set forth on the Grant Notice under “Vesting and Settlement”. Unless the Achievement Factor (as defined in Exhibit B) is greater than zero and unless and until the PSUs have vested in the manner set forth in this Agreement, the Holder will have no right to receive Shares under any such PSUs. No Shares shall be issued to Holder until the time set forth in Section 2 below. Prior to the actual issuance of any Shares, such PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Only whole Shares shall be issued upon vesting of the PSUs, and the Company shall be under no obligation to issue any fractional Shares to Holder.

2.Issuance of Shares. Shares shall be issued to Holder on or as soon as administratively practicable following each Determination Date as set forth in Exhibit B (the “Vesting Date”) (and in no event later than the earlier of 90 days following the Vesting Date or 2 1/2 months following the end of the calendar year in which such Vesting Date or vesting event occurs). After each Vesting Date the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Holder or Holder’s beneficiaries, as the case may be, Shares with respect to PSUs that became vested on such Vesting Date.

3.Acceleration of Vesting. Notwithstanding Section 1 above, pursuant to Section 13.2(d) of the Plan, in the event of a Change in Control that occurs prior to March 31, 2025, the PSUs shall become fully vested upon the Change in Control based on an Achievement Factor of one (1.0), or if determinable and greater than (1.0), the actual Achievement Factor determined in accordance with Exhibit B.

4.Taxes.

(a)Regardless of any action the Company, or, if different, Holder’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Holder’s participation in the Plan and legally applicable to Holder (“Tax-Related Items”), Holder acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Holder further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of Shares upon settlement of the PSUs, the subsequent sale of Shares acquired under the Plan and the receipt of dividends or Dividend Equivalents, if any; and (ii) do not commit to and are under no obligation to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if Holder is subject to Tax-Related Items in more than one jurisdiction, Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, Holder agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation for Tax-Related Items. In this regard, except as set forth in any separate 10b5-1 plan entered into by Holder and approved by the Company, Holder authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the withholding obligation for Tax-Related Items by one or any combination of the following:

(i)requiring Holder to pay an amount the Company determines to be an appropriate amount to satisfy the Tax-Related Items directly to the Company and/or the Employer in the form of cash, check or other cash equivalent;

(ii)withholding from proceeds of the sale of a number of Shares acquired upon settlement of the PSUs that the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the withholding obligations for Tax-Related Items either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization), provided that Holder will be responsible for all brokerage fees and other costs of the sale and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses related to any such sale and that no fractional Shares will be sold to cover the Tax-Related Items;

(iii)deducting an amount the Company determines to be an appropriate amount to satisfy the Tax-Related Items from wages or other cash compensation payable to Holder by the Company and/or the Employer;

(iv)    withholding a number of vested whole Shares subject to the PSUs otherwise issuable to Holder that have a Fair Market Value equal to the amount the Company determines to be an appropriate amount to satisfy the withholding obligations for Tax-Related Items; and/or

(v) any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Committee.

(c)Notwithstanding anything to the contrary in this Section 4, if Holder is an officer of the Company within the meaning of Section 16 of the Exchange Act, the Board or Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) will determine which, if any, of the withholding methods set out in Section 4(b) will be used.

(d) In determining the appropriate amount to satisfy any withholding obligation for Tax-Related Items, the Company may refer to minimum statutory withholding rates or other applicable withholding rates, including up to the maximum statutory tax rate for the tax jurisdiction(s) applicable to Holder, provided that Holder may be required to pay Tax-Related Items in the event that a minimum statutory withholding rate is used or Holder may receive a refund in cash of any amount that was over-withheld based on a rate that exceeds Holder’s actual tax rate and, in this case, Holder will have no entitlement to the Class A common stock equivalent.

(e)If the obligation for Tax-Related Items is satisfied by withholding a number of whole Shares as described in Section 4(b)(iv) above, for tax purposes, Holder is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(f)The Company shall not be obligated to deliver any new certificate representing Shares issuable (or other indicia of Share ownership) with respect to the PSUs to Holder or Holder’s legal representative unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items.

(g)This Agreement, the PSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code and the Treasury

Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all PSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A. This Section 4(g) does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical and does not guarantee that the PSUs or the delivery of Shares upon vesting/settlement of the PSUs will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. The Company will have no liability to the Holder or any other party if the PSU that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

5.Award Not Transferable. This grant of PSUs and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

6.Rights as Stockholder. Neither Holder nor any person claiming under or through Holder will have any of the rights or privileges of a stockholder of the Company with respect to any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state, federal, or local law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the date the PSUs vest as the Company may from time to time establish for reasons of administrative convenience. Holder understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Holder agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Holder’s consent to the extent necessary to facilitate compliance with securities or other laws applicable to the issuance of Shares.

8.Not a Contract of Employment. Nothing in this Agreement or in the Plan, or Holder’s participation in the Plan, shall confer upon Holder any right to continue to serve as an Employee or other service provider of the Company, any Subsidiary or the Employer and shall not interfere with the ability of the Company, any Subsidiary or the Employer to terminate Holder’s employment or service relationship at any time. Further, the grant of PSUs and Holder’s participation in the Plan will not be interpreted to form or amend an employment contract or relationship with the Company or any Subsidiary.

9.Nature of Grant. In accepting the PSUs, Holder acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs even if PSUs have been granted in the past;
(c)all decisions with respect to future awards of PSUs, if any, will be at the sole discretion of the Company;
(d)Holder’s participation in the Plan is voluntary;
(e)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted for, or in connection with, any service the Holder may provide as a director of any Subsidiary;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Holder’s employment relationship (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Holder is employed or the terms of Holder’s employment agreement, if any);
(j)for purposes of the PSUs, Holder's employment will be considered terminated as of the date Holder is no longer actively providing services as an employee to the Company, the Employer or any other Subsidiary of the Company (regardless of the reason for the termination and whether or not such termination is later to be found invalid or in breach of employment laws in the jurisdiction where Holder is employed or the terms of Holder’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Holder’s right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Holder's period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Holder is employed or the terms of Holder’s employment, if any) and Holder will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Holder’s right to vest terminates (as determined under this provision) nor will Holder be entitled to any compensation for lost vesting; the Company shall have the exclusive discretion to determine when Holder is no longer actively providing services as an employee for purposes of the PSU Award while on a leave of absence;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed-out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(l)neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Holder pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying Shares. Holder understands and agrees he or she should consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan.

11.Data Privacy Consent
This Section 11 replaces Section 11.8 of the Plan.
The Company is located at 1000 Alfred Nobel Drive, Hercules, California, 94547, U.S.A., and grants PSUs under the Plan to employees of the Company and its Subsidiaries, at the Company's sole discretion. In order to do so and to implement, administer and manage its Plan, the Company needs to collect, use and otherwise process Holder's personal data.
If Holder would like to participate in the Plan, Holder will need to review the following information about the processing of personal data by or on behalf of the Company and declare Holder's consent by electronically agreeing to or signing this Agreement.
(a)    Controller and European Union Representative. The Company, located at 1000 Alfred Nobel Drive, Hercules, California 94547, U.S.A., is the controller responsible for the processing of Holder's personal data in connection with the Plan. For Holders located in the European Union, please be aware that the Company’s representative in the European Union is Bio-Rad Laboratories GmbH, Kapellenstrasse 12, 85622 Feldkirchen, Germany.
(b)    Personal Data Subject to Processing. The personal data processed by the Company in the context of the Plan includes, without limitation, Holder’s name, home address and telephone number, email address, hire date, date of birth, social insurance number or other identification number, tax residency, salary, salary grade, citizenship, nationality, passport number, job title, payroll tax withholding rates and/or deductions as applicable to Participant, any shares of stock or directorships held in the Company or any Subsidiary, and details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Holder's favor, which the Company receives from Holder or the Employer (“Personal Data”).
(c)    Purposes and Legal Basis of the Processing. The Company processes the Personal Data for the purpose of implementing, administering and managing Holder's participation in the Plan. For those jurisdictions requiring a legal basis for processing such Personal Data, the legal basis for the processing of Holder's Personal Data by the Company, its third-party service providers, and the Subsidiary of the Company Holder may transfer employment to as described in Section (d) below is Holder's declaration of consent provided by electronically agreeing to or signing this Agreement.
(d)    Stock Plan Administration Service Providers and Other Data Recipients. The Company transfers Holder's Personal Data, or parts thereof, to E*TRADE Securities LLC, 11 Times Square, 32nd Floor, New York, NY 10036, the brokerage firm engaged by the Company to hold Holders’ shares and other amounts acquired under the Plan, and its affiliated company E*TRADE Financial Corporate Services, Inc., 3 Edison Drive, Alpharetta, GA 30005 (collectively “E*TRADE”), independent service providers based in the United States which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different or additional service providers and share Holder's Personal Data with such different or additional service providers that assist the Company with the implementation, administration and management of the Plan. The Company's service providers will open an account for Holder to receive and trade Shares acquired under the Plan. Holder will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Holder's ability to participate in the Plan. In addition to its service providers, the Company might disclose Holder’s Personal Data to the Subsidiary of the Company Holder may transfer employment to in the future if necessary to implement, administer and manage Holder’s participation in the Plan or comply with applicable reporting obligations or other legal requirements. Holder may, at any time, request a list with the names and addresses of any recipients of the Personal Data by contacting Holder’s local human resources representative.
(e)    International Data Transfers. For Holders residing outside of the United States, please be aware that the Company, E*TRADE is located in the United States. Similarly, future service providers of the Company might be located in the United States or elsewhere outside of the European Union. Further, for Holders located in the European Union who transfer employment to a Subsidiary located outside of the European Union, please be aware that Holder’s Personal Data may be transferred to such Subsidiary located outside of the European Union. Depending on Holder's country of residence, Holder understands and acknowledges that the United States is not, and any other jurisdictions his or her Personal Data might be transferred to and processed in may not be, subject to an unlimited adequacy finding by the European Commission and might apply laws not providing a level of protection of Holder's Personal Data equivalent to the level of protection in his or her country of residence. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Holder's Personal Data in the United States or, as the case may be, other jurisdictions outside the European Union might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Holder might not have enforceable rights regarding the processing of his or her Personal Data in such jurisdictions. By electronically agreeing or signing this Agreement, Holder explicitly declares his or her consent to the Company receiving and transferring Holder's Personal Data to E*TRADE and, as the case may be, future service providers of the Company, and to the Subsidiary Holder may transfer employment to without implementing standard data protection clauses or similar safeguards and such processing of Holder's Personal Data is exclusively based on Holder's consent.
(f)    Data Retention. The Company and the Subsidiary Holder may transfer employment to will use Holder's Personal Data only as long as is necessary to implement, administer and manage Holder's participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. This period may extend beyond Holder’s period of employment at the Company or at the Subsidiary Holder may transfer employment to the extent unsold shares of Company stock remain in Holder’s E*Trade account or such other account established in the future to serve the Plan in a similar manner. To the extent that the Company or the Subsidiary Holder may transfer employment to comply with legal or regulatory obligations, the legal basis, where required, for the processing of Holder's Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company or by the Subsidiary Holder may transfer employment to of respective legitimate interests not outweighed by Holder's interests, rights or freedoms. When the Company or the Subsidiary Holder may transfer employment to no longer needs Holder's Personal Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes to the fullest extent practicable.
(g)    Data Subject Rights. Subject to the conditions set out in the applicable law, Holder may, without limitation, have the rights to (i) inquire whether and what kind of Personal Data the Company or the Subsidiary Holder may transfer employment to, holds about Holder and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or to (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Holder's objection, do not prove to be compelling or processed in non-compliance with applicable legal requirements. In addition, Holder may, subject to the conditions set out in the applicable law and without limitation, have the rights to (iv) request the Company or the Subsidiary Holder may transfer employment to, to restrict the processing of Personal Data in certain situations where Holder feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that Holder has actively or passively provided to the Company or to the Subsidiary Holder transferred employment to (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or a contractual agreement with Holder and is carried out by automated means. In case of concerns, Holder may also have the right to lodge a complaint with the competent local data protection authority.
(h)    Voluntariness and Consequences of Denial or Withdrawal of Consent. Holder's participation in the Plan and Holder's provision of consent is purely voluntary. Holder may deny or later withdraw Holder's consent at any time, with future effect and for any or no reason. If Holder does not consent, or if Holder later withdraws Holder’s consent, Holder's employment status, salary or service and career with the employer, a Subsidiary Holder may transfer employment to, will not be affected. The only consequence of denying or withdrawing Holder's consent is that the Company will not or no longer be able to grant RSUs or other equity awards to Holder or administer or maintain such awards. Therefore, denial or withdrawal of consent may affect Holder's ability to realize benefits from the RSUs and otherwise participate in the Plan. For more information on the consequences of Holder's denial or withdrawal of consent, Holder may contact his or her local human resources representative.
Finally, Holder understands that the Company may rely on a different legal basis for the collection, processing and/or transfer of the Personal Data either now or in the future and/or request Holder to provide another data privacy consent. If applicable and upon request of the Company or the Employer, Holder agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Holder’s country, either now or in the future. Holder understands that he or she may be unable to participate in the Plan if Holder fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.

12.Governing Law and Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice and this Agreement, regardless of the law that might be applied under conflict of laws principles.

For purposes of litigating any dispute that arises under this grant of PSUs or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, agree that such litigation shall be conducted in the courts of Contra Costa County, California, or the federal courts for the United States for the Northern District of California, where this grant is made and/or to be performed.

13.Conformity to Securities Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the SEC, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan or this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely effect the PSUs in any material way without the prior written consent of Holder.

15.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the mail by certified or registered mail, with postage and fees prepaid, addressed to Holder to his or her address shown in the Company records, and to the Company at its principal executive office.

16.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Language. Holder acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. If Holder has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.Country Addenda. The PSUs shall be subject to any special terms and conditions set forth in Exhibit C to this Agreement for Holder’s country. Moreover, if Holder relocates to one of the countries included in Exhibit C, the special terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit C constitutes part of this Agreement.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Holder’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Waiver. Holder acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Holder or any other Holder.

23.Insider Trading/Market Abuse Laws. Holder acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which Shares are listed, and in applicable jurisdictions, including but not limited to the United States, Holder’s country and the designated broker’s country, which may affect Holder’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as Holder is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Holder placed before he or she possessed inside information. Further, Holder could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Holder acknowledges he or she is responsible for complying with any applicable restrictions and is encouraged to speak to his or her personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in Holder’s country.

24.Foreign Asset / Account Reporting Requirements, Exchange Controls and Tax Requirements. Holder acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. Holder understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Holder also may be required to repatriate sale proceeds or other funds received as a result of Holder's participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Holder may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Holder acknowledges that it is his or her responsibility to be compliant with all such requirements, and that Holder should consult his or her personal legal and tax advisors, as applicable, to ensure Holder's compliance.

25.Recovery of Erroneously Awarded Compensation. As an additional condition of receiving this Award, Holder agrees that the PSU and any proceeds or other benefits Holder may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) to comply with any requirements imposed under Applicable Law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (collectively, the “Rules and Regulations”) and (ii) under the terms of any policy adopted by the Company as of the date hereof or as may be amended from time to time to comply with Applicable Law or the Rules and Regulations(and such requirements shall be deemed incorporated into this Agreement without the consent of Holder). Further, if Holder receives any amount in excess of what Holder should have received under the terms of the PSU for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Administrator, then Holder shall be required to promptly repay any such excess amount to the Company. For purposes of the foregoing, Holder expressly and explicitly authorizes the Company to issue instructions, on Holder’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Holder’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. This Section 25 is not the Company’s exclusive remedy with respect to such matters.